Exhibit (c)-(2)

E - Commerce China Dangdang Inc. Fairness Analysis Presented to the Special Committee of Independent Directors May 28 , 2016 The information contained herein is of a confidential nature and is intended for the use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of any portion hereof may not be made without prior approval of Duff & Phelps, LLC and its affiliates.

2 CONFIDENTIAL Duff & Phelps Disclaimer • The following pages contain materials that are being provided by Duff & Phelps, LLC (“ Duff & Phelps ”) to the special committee of independent directors (the “ Special Committee ”) of the board of directors (the “ Board of Directors ”) solely in its capacity as the Special Committee of E - Commerce China Dangdang Inc . (“ Dangdang ” or the “ Company ”) in the context of a meeting of the Special Committee held to consider the Proposed Transaction (as defined herein) . • The accompanying materials are, and any Opinion (as defined herein) will be, compiled and presented on a confidential basis, solely for the use and benefit of the Special Committee in connection with their evaluation of the Proposed Transaction and may not be distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps . • Because these materials were prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither the Company nor Duff & Phelps, nor any of their respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the materials if used by persons other than the Special Committee . • These materials are not intended to represent an Opinion and shall not be treated, construed, used or relied upon in any way as an opinion, report, appraisal relating to the fairness of the Proposed Transaction . These materials are intended to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion, and are incomplete without reference to, and should be viewed solely in conjunction with, the discussion between Duff & Phelps and the Special Committee . • The accompanying material does not, and any Opinion provided by Duff & Phelps would not : (i) address the merits of the underlying business decision of the Special Committee, the Board of Directors or the Company or any other party to the Proposed Transaction to enter into the Proposed Transaction versus any alternative strategy or transaction ; (ii) constitute a recommendation to the Special Committee, the Board of Directors, the Company or any other person including security holders of the Company as to how such person should vote or as to any other specific action that should be taken in connection with the Proposed Transaction ; or (iii) create any fiduciary duty on Duff & Phelps’ part to any party . • The information utilized in preparing this presentation was obtained from the Company and from public sources . Any estimates and forecasts contained herein have been prepared by or are based on discussions with the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct . No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future . Duff & Phelps did not independently verify such information . • No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction . • Duff & Phelps’ affiliate, Duff & Phelps Securities, LLC (“ DPS ”), has acted as financial advisor to the Special Committee providing such financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction, and will receive a fee for certain investment banking services if requested by the Special Committee .

3 CONFIDENTIAL Table of Contents 1. Introduction and Transaction Overview 2. Valuation Analysis – Discounted Cash Flow Analysis – Selected Public Companies / M&A Transactions Analysis Appendix 1. Assumptions, Qualifications, and Limiting Conditions 2. Summary of Premiums Paid – Supplemental

Introduction and Transaction Overview Section 01

5 CONFIDENTIAL Introduction and Transaction Overview The Engagement • Duff & Phelps was retained by the Special Committee and the Company to serve as independent financial advisor to the Special Committee (solely in its capacity as such) . • Specifically , Duff & Phelps has been asked to provide an opinion (the “ Opinion ”) to the Special Committee as to the fairness , from a financial point of view, to (i) the holders of Class A common shares, par value US $ 0 . 0001 per share, of the Company (each, a “ Share ” or collectively, the “ Shares ”), other than the Excluded Shares, the Dissenting Shares and Class A Shares represented by ADSs (each as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing five Shares (each, an “ ADS ” or collectively, the “ ADSs ”), other than the ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in its capacity as a holder of Shares or ADSs ) . The Proposed Transaction • It is Duff & Phelps’ understanding that the Company, Dangdang Holding Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“ Parent ”), and Dangdang Merger Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“ Merger Sub ”), propose to enter into an Agreement and Plan of Merger (the “ Merger Agreement ”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated May 27 , 2016 . Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation, and in connection with such merger, each issued and outstanding Share (other than the Excluded Shares, the Dissenting Shares and Class A Shares represented by ADSs) will be cancelled in consideration for the right to receive US $ 1 . 3 4 in cash per Share without interest (the “ Per Share Merger Consideration ”), and each issued and outstanding ADS (other than ADSs representing the Excluded Shares) will be cancelled in consideration for the right to receive US $ 6 . 7 0 in cash per ADS without interest (the “ Per ADS Merger Consideration ”, and together with the Per Share Merger Consideration, the “ Merger Consideration ”) (collectively, the “ Proposed Transaction ”) . The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement . • For purposes of the Opinion, (i) “ Excluded Shares ” shall mean, collectively, (a) the Rollover Shares (as defined in the Merger Agreement), (b) Shares held by Parent, the Company or any of their respective Subsidiaries (as defined in the Merger Agreement), and (c) Shares (including Shares represented by ADSs) held by the Depositary (as defined in the Merger Agreement) and reserved for issuance and allocation pursuant to the Share Incentive Plans (as defined in the Merger Agreement) ; and (ii) “ Dissenting Shares ” shall have the meaning set forth in the Merger Agreement .

6 CONFIDENTIAL Introduction and Transaction Overview Scope of Analysis Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances . Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular . Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its analysis included , but were not limited to, the items summarized below : 1. Reviewed the following documents : - The Company’s annual reports, audited financial statements on Form 20 - F filed with the Securities and Exchange Commission (“ SEC ”) for the years ended December 31 , 2013 , December 31 , 2014 and December 31 , 2015 and unaudited financial statements for three months ended March 31 , 2015 and March 31 , 2016 ; - A detailed financial projection model for the years ending December 31 , 2016 through 2022 , prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the “ Management Projections ”) ; - Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by management of the Company ; - A letter dated May 4 , 2016 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “ Management Representation Letter ”) ; and - Documents related to the Proposed Transaction, including a draft of the Merger Agreement dated May 27 , 2016 ; 2. Discussed the information referred to in paragraph 1 above and the background and other elements of the Proposed Transaction with the management of the Company ; 3. Discussed with Company management its plans and intentions with respect to the management and operation of the business ; 4. Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant ; 5. Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant ; and 6. Conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary or appropriate .

Introduction and Transaction Overview
Ownership Summary

Fully Diluted Ownership


Public & Other Shareholders 46.0%
Total Institutional Investors 18.7%
Options 3.3%
Buyer Consortium 32.0%

Voting Rights


Total Institutional Investors 5.0%
Public & Other Shareholders 12.3%
Buyer Consortium 82.8%

E-Commerce China Dangdang Inc. - Ownership

Current Shareholders	Class A Common Shares	Class B Common Shares	ADS Equivalent	% of Fully Diluted Ownership	% of Voting Rights
Buyer Consortium					
Li, Guoqing (Co-Founder, CEO)	1,185,000	118,876,660	24,012,332	28.2%	74.4%
Yu, Yu (Co-Founder, Interim CFO)	3,135,840	13,000,000	3,227,168	3.8%	8.3%
Buyer Consortium	4,320,840	131,876,660	27,239,500	32.0%	82.8%
Top 15 Institutional Investors					
Invesco Ltd. (NYSE:IVZ)	12,668,265	0	2,533,653	3.0%	0.8%
Morgan Stanley, Investment Banking and Brokerage	9,181,450	0	1,836,290	2.2%	0.6%
Delaware Management Business Trust	6,573,180	0	1,314,636	1.5%	0.4%
Alpine Associates Advisors	6,203,120	0	1,240,624	1.5%	0.4%
SPQ Asia Capital Limited	5,799,540	0	1,159,908	1.4%	0.4%
Hillhouse Capital Management, Ltd.	5,438,620	0	1,087,724	1.3%	0.3%
Renaissance Technologies Corp.	3,733,000	0	746,600	0.9%	0.2%
Tairen Capital Limited	2,291,230	0	458,246	0.5%	0.1%
Nine Masts Capital Limited	2,225,970	0	445,194	0.5%	0.1%
Barclays Bank PLC, Securities Investments	2,191,615	0	438,323	0.5%	0.1%
Societe Generale, Securities Investments	2,088,215	0	417,643	0.5%	0.1%
Group One Trading LP, Asset Management Arm	1,406,525	0	281,305	0.3%	0.1%
Deutsche Bank, Private Banking and Investment Ba	1,232,520	0	246,504	0.3%	0.1%
Krane Funds Advisors, LLC	1,225,425	0	245,085	0.3%	0.1%
State Street Global Advisors, Inc.	1,123,860	0	224,772	0.3%	0.1%
Top 15 Institutional Investors	63,382,535	0	12,676,507	14.9%	4.0%
Total Institutional Investors	79,441,915	0	15,888,383	18.7%	5.0%
Public & Other Shareholders	195,794,995	0	39,158,999	46.0%	12.3%
Total Shares Outstanding	279,557,750	131,876,660	82,286,882	96.7%	100.0%
Options In-the-Money at Offer Price	14,197,300	0	2,839,460	3.3%	-
Fully Diluted Shares Outstanding at Offer Price	293,755,050	131,876,660	85,126,342	100.0%	100.0%

Source: Company filings, Capital IQ, Company Management.

CONFIDENTIAL

7

DUFF & PHELPS

8 CONFIDENTIAL Introduction and Transaction Overview Trading Analysis Source: Capital IQ E - Commerce China Dangdang Inc. - Trading History May 24 , 2015 to May 24 , 2016 E-Commerce China Dangdang Inc. Historical Trading Metrics (in thousands, except per ADS) During one year prior to Offer Post offer Average Closing Price $7.10 Average Closing Price $5.73 High $11.48 High $6.02 Low $5.34 Low $5.51 Average Volume 1,168.0 Average Volume 736.7 % of Shares Issued and Outstanding 1.4% % of Shares Issued and Outstanding 0.9% % of Float 2.1% % of Float 1.3% 0.0 2,000.0 4,000.0 6,000.0 8,000.0 10,000.0 12,000.0 14,000.0 $0.00 $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 Volume (thousands) ADS Price Volume Price 30-day Trailing VWAP 60-day Trailing VWAP 90-day Trailing VWAP Offer (1) Trailing Volume Weighted Average Price (VWAP) at Offer Current (5/24/16) Offer Price Premium Relative to: 11.3% 30 - Day VWAP (1) 0.2% (1.7%) 0.2% 60 - Day VWAP (1) 90 - Day VWAP (1) One Day Prior 25.5% $6.02 $6.69 $6.81 $6.69 $5.34 July 9 , 2015 Dangdang received a non - binding proposal from Ms. Peggy Yu Yu, Chairwoman of the Board, and Mr. Guoqing Li, director and Chief Executive Officer of the Company to acquire remaining shares of Dangdang for $ 7.812 per ADS. May 28, 2015 Dangdang reported Q1 ’15 earnings results. The Company reported net revenue of RMB2.22 billion and loss of RMB0.74 per ADS. August 31, 2015 Dangdang reported Q2 ’15 earnings results. The Company reported net revenue of RMB2.31 billion and loss of RMB0.26 per ADS. November 24 , 2015 Dangdang reported Q3 ’15 earnings results. The Company reported net revenue of RMB2.37 billion and loss of RMB0.35 per ADS. May 17 , 2016 Dangdang received a revised non - binding proposal from Ms. Peggy Yu Yu, Chairwoman of the Board, and Mr. Guoqing Li, director and Chief Executive Officer of the Company to acquire remaining shares of Dangdang for $ 6.70 per ADS.

9 CONFIDENTIAL Introduction and Transaction Overview Proposed Transaction Note: Balance sheet data as of December 31, 2015 and LTM data as of March 31, 2016. 2016 and 2017 financial information based on th e M anagement Projections. Financial performance metrics presented are adjusted to exclude public company costs and non - recurring income (expenses). (1) Includes cash, restricted cash, time deposits, held - to - maturity investments and available - for - sale investments. Reflects a 10% w ithholding tax discount on onshore cash, net of working capital deficit. E-Commerce China Dangdang Inc. - Implied Multiples (USD in millions, except per ADS data) Offer $6.700 Fully Diluted ADSs Issued and Outstanding (millions) 85.1 85.20 1.00 Implied Fully Diluted Equity Value $570.3 Less: Equity Method Investments -402.898% (4.0) Less: Proceeds from Exercise of Options ($5.7) (5.7) Less: Cash (1) ($199.6) (199.6) Plus: Net Working Capital Deficit 18.4 Implied Enterprise Value $379.4 Implied Offer Multiples: EV / LTM EBITDA $25.8 14.7x EV / 2016 EBITDA $27.4 13.7x EV / 2017 EBITDA $36.1 10.2x EV / LTM EBIT $17.3 21.9x EV / 2016 EBIT $16.4 22.9x EV / 2017 EBIT $25.5 14.4x EV / LTM Revenue $1,410.9 0.27x EV / 2016 Revenue $1,500.0 0.25x EV / 2017 Revenue $1,615.1 0.23x E-Commerce China Dangdang Inc. - Offer Premium ADS Implied Price Premium ADS price of 5/24/16 $6.02 11.3% One-day prior to offer (5/16/16) $5.34 25.5% 30-days trailing VWAP at Offer $6.69 0.2% 60-days trailing VWAP at Offer $6.81 (1.7%) 90-days trailing VWAP at Offer $6.69 0.2% Offer Price $6.700

Introduction and Transaction Overview

Valuation Summary

Valuation Range Conclusions

(RMB in thousands, except per ADS values or otherwise noted)

	Low		High	Offer Price
Enterprise Value				
Discounted Cash Flow Analysis	¥2,090,900	-	¥2,727,700	
Selected Public Companies Analysis	¥1,992,400	-	¥2,535,800	
Enterprise Value Range	**¥2,041,700**	-	**¥2,631,800**	
Plus: Proceeds from Exercise of Options	¥37,091	-	¥38,184	
Plus: Equity Method Investments	26,416		26,416	
Less: Net Working Capital Deficit	(120,600)		(120,600)	
Value Attributable to Fully Diluted ADSs (Excluding Cash)	**¥1,984,607**		**¥2,575,800**	
Fully Diluted ADSs Issued and Outstanding	85,126,342	-	85,151,242	
Value Per ADS (RMB)	¥23.31	-	¥30.25	
RMB to USD FX rate (as of 5/24/2016)	6.56	-	6.56	
Value Per ADS Range (Excluding Excess Cash)	**$3.56**	-	**$4.61**	
Excess Cash (1)	1,308,824	-	1,308,824	
Cash Value Per Fully Diluted ADSs Issued and Outstanding (RMB)	¥15.38	-	¥15.37	
Cash Value Per Fully Diluted ADSs Issued and Outstanding (USD)	$2.35	-	$2.34	
Value Per ADS Range	**$5.90**	-	**$6.96**	**$6.70**

Implied Valuation Multiples

		Low		High	Offer Price
EV / LTM EBITDA	¥168,885	12.1x	-	15.6x	14.7x
EV / 2016 EBITDA	¥181,130	11.3x	-	14.5x	13.7x
EV / 2017 EBITDA	¥244,497	8.4x	-	10.8x	10.2x
EV / LTM EBIT	¥113,423	18.0x	-	23.2x	21.9x
EV / 2016 EBIT	¥108,545	18.8x	-	24.2x	22.9x
EV / 2017 EBIT	¥172,604	11.8x	-	15.2x	14.4x
EV / LTM Revenue	¥9,250,787	0.22x	-	0.28x	0.27x
EV / 2016 Revenue	¥9,924,569	0.21x	-	0.27x	0.25x
EV / 2017 Revenue	¥10,946,816	0.19x	-	0.24x	0.23x

Note: Balance sheet data as of December 31, 2015 and LTM data as of March 31, 2016. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

(1) Includes cash, restricted cash, time deposits, held-to-maturity investments and available-for-sale investments. Reflects a 10% withholding tax discount on onshore cash, net of working capital deficit.

CONFIDENTIAL 10 DUFF & PHELPS

11 CONFIDENTIAL Introduction and Transaction Overview ADS Valuation Range $5.90 $5.81 $5.99 $6.96 $6.79 $7.13 $5.00 $5.25 $5.50 $5.75 $6.00 $6.25 $6.50 $6.75 $7.00 $7.25 $7.50 $7.75 $8.00 $8.25 $8.50 $8.75 $9.00 Concluded Range Selected Public Companies / M&A Transactions Analysis Discounted Cash Flow Analysis Value Per ADS (USD) $6.70 Offer Price

Valuation Analysis Section 02

13 CONFIDENTIAL Valuation Analysis Financial Performance Historical and Projected Financial Performance (RMB in thousands) YTD YTD LTM Management Projections 2011A 2012A 2013A 2014A 2015A 3/31/2015 3/31/2016 3/31/2016 2016P 2017P 2018P 2019P 2020P 2021P 2022P Media ￥ 2,457,423 ￥ 3,252,511 ￥ 4,050,122 ￥ 5,036,039 ￥ 5,526,976 ￥ 1,260,870 ￥ 1,318,563 ￥ 5,584,669 ￥ 6,481,382 ￥ 7,453,589 ￥ 8,348,019 ￥ 9,182,821 ￥ 10,009,275 ￥ 10,810,017 ￥ 11,566,719 % of Net Revenue 67.9% 62.6% 64.0% 63.3% 59.4% 56.9% 61.2% 60.4% 65.3% 68.1% 68.4% 68.3% 68.0% 67.6% 67.0% Growth 32.4% 24.5% 24.3% 9.7% 9.5% 4.6% 8.5% 17.3% 15.0% 12.0% 10.0% 9.0% 8.0% 7.0% General Merchandise ￥ 1,094,087 ￥ 1,768,292 ￥ 1,995,451 ￥ 2,598,209 ￥ 3,451,683 ￥ 887,765 ￥ 794,321 ￥ 3,358,239 ￥ 3,091,868 ￥ 3,045,490 ￥ 3,289,129 ￥ 3,568,705 ￥ 3,889,889 ￥ 4,239,979 ￥ 4,621,577 % of Net Revenue 30.2% 34.0% 31.5% 32.7% 37.1% 40.0% 36.8% 36.3% 31.2% 27.8% 26.9% 26.5% 26.4% 26.5% 26.8% Growth 61.6% 12.8% 30.2% 32.8% 71.8% (10.5%) 13.1% (10.4%) (1.5%) 8.0% 8.5% 9.0% 9.0% 9.0% Other Revenue ￥ 67,462 ￥ 173,006 ￥ 279,425 ￥ 321,513 ￥ 299,745 ￥ 68,699 ￥ 43,202 ￥ 274,248 ￥ 284,057 ￥ 326,665 ￥ 375,665 ￥ 424,502 ￥ 475,442 ￥ 527,740 ￥ 580,514 % of Net Revenue 1.9% 3.3% 4.4% 4.0% 3.2% 3.1% 2.0% 3.0% 2.9% 3.0% 3.1% 3.2% 3.2% 3.3% 3.4% Growth 156.4% 61.5% 15.1% (6.8%) 1.9% (37.1%) (15.0%) (5.2%) 15.0% 15.0% 13.0% 12.0% 11.0% 10.0% New Business ￥ 0 ￥ 0 ￥ 0 ￥ 1,203 ￥ 33,631 ￥ 0 ￥ 0 ￥ 33,631 ￥ 67,262 ￥ 121,072 ￥ 193,715 ￥ 271,200 ￥ 352,560 ￥ 423,073 ￥ 507,687 % of Net Revenue 0.0% 0.0% 0.0% 0.0% 0.4% 0.0% 0.0% 0.4% 0.7% 1.1% 1.6% 2.0% 2.4% 2.6% 2.9% Growth NM NM NM NM NM NM NM 100.0% 80.0% 60.0% 40.0% 30.0% 20.0% 20.0% Net Revenue ￥ 3,618,972 ￥ 5,193,809 ￥ 6,324,998 ￥ 7,956,963 ￥ 9,312,035 ￥ 2,217,334 ￥ 2,156,086 ￥ 9,250,787 ￥ 9,924,569 ￥ 10,946,816 ￥ 12,206,529 ￥ 13,447,229 ￥ 14,727,166 ￥ 16,000,809 ￥ 17,276,497 Growth 43.5% 21.8% 25.8% 17.0% 27.7% (2.8%) 9.6% 6.6% 10.3% 11.5% 10.2% 9.5% 8.6% 8.0% Gross Profit ￥ 500,607 ￥ 724,354 ￥ 1,100,884 ￥ 1,469,762 ￥ 1,498,506 ￥ 337,856 ￥ 299,006 ￥ 1,459,656 ￥ 1,788,061 ￥ 2,063,628 ￥ 2,356,558 ￥ 2,609,709 ￥ 2,857,318 ￥ 3,100,964 ￥ 3,335,602 Margin % 13.8% 13.9% 17.4% 18.5% 16.1% 15.2% 13.9% 15.8% 18.0% 18.9% 19.3% 19.4% 19.4% 19.4% 19.3% EBITDA - ￥ 251,362 - ￥ 437,227 - ￥ 136,486 ￥ 123,642 ￥ 139,550 - ￥ 43,003 - ￥ 13,668 ￥ 168,885 ￥ 181,130 ￥ 244,497 ￥ 339,110 ￥ 396,443 ￥ 460,108 ￥ 555,655 ￥ 618,443 Margin % (6.9%) (8.4%) (2.2%) 1.6% 1.5% (1.9%) (0.6%) 1.8% 1.8% 2.2% 2.8% 2.9% 3.1% 3.5% 3.6% Growth NM NM NM 12.9% NM NM NM 29.8% 35.0% 38.7% 16.9% 16.1% 20.8% 11.3% Capital Expenditures ￥ 62,273 ￥ 92,916 ￥ 93,685 ￥ 101,477 ￥ 43,000 ￥ 100,000 ￥ 100,000 ￥ 80,000 ￥ 60,000 ￥ 60,000 ￥ 60,000 ￥ 60,000 % of Net Revenue 1.7% 1.8% 1.5% 1.3% 0.5% 1.0% 0.9% 0.7% 0.4% 0.4% 0.4% 0.3% % of EBITDA NM NM NM 82.1% 30.8% 55.2% 40.9% 23.6% 15.1% 13.0% 10.8% 9.7% Note: Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses). Source: Company filings, Company management

14 CONFIDENTIAL Valuation Analysis Discounted Cash Flow Analysis – Methodology and Key Assumptions Discounted Cash Flow Methodology • Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows . • Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders . • Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk . • The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles . Discounted Cash Flow Key Assumptions • Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending December 31 , 2016 through 2022 (excluding public company expenses, as provided by the Company management) as well as discussions with Company management, a review of the Company’s historical performance and other factors to develop the DCF analysis . • Beyond the projection period, Duff & Phelps estimated the “terminal value” using a perpetuity formula . • Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 15 . 25 % to 18 . 25% , derived from the Capital Asset Pricing Model . • The following is a summary of the Management Projections utilized in the discounted cash flow analysis : - The Company’s net revenue increases at a compound annual growth rate (“ CAGR ”) of 9 . 2 % over the seven - year period ending 2022 . - The Company’s EBITDA increases at a CAGR of 23 . 7 % over the seven - year period ending 2022 - The Company’s EBITDA margin averages 2 . 9 % from 2016 to 2022 . - Capital expenditures average 0 . 6 % of revenue over the seven - year period ending 2022 .

Valuation Analysis

DCF Analysis Summary

Discounted Cash Flow Analysis

(RMB in thousands)

	2015A	2016P	2017P	2018P	2019P	2020P	2021P	2022P
Net Revenue	¥9,312,035	¥9,924,569	¥10,946,816	¥12,206,529	¥13,447,229	¥14,727,166	¥16,000,809	¥17,276,497
Growth	*17.0%*	*6.6%*	*10.3%*	*11.5%*	*10.2%*	*9.5%*	*8.6%*	*8.0%*
EBITDA	¥139,550	¥181,130	¥244,497	¥339,110	¥396,443	¥460,108	¥555,655	¥618,443
Margin	*1.5%*	*1.8%*	*2.2%*	*2.8%*	*2.9%*	*3.1%*	*3.5%*	*3.6%*
Growth	*12.9%*	*29.8%*	*35.0%*	*38.7%*	*16.9%*	*16.1%*	*20.8%*	*11.3%*
Earnings Before Interest and Taxes		¥108,545	¥172,604	¥263,991	¥329,088	¥386,087	¥488,301	¥551,089
Pro Forma Taxes		0	0	0	0	(45,416)	(122,075)	(137,772)
Net Operating Profit After Tax		108,545	172,604	263,991	329,088	340,671	366,226	413,316
Depreciation		71,692	71,000	74,226	66,461	73,128	66,461	66,461
Amortization		893	893	893	893	893	893	893
Capital Expenditures		(100,000)	(100,000)	(80,000)	(60,000)	(60,000)	(60,000)	(60,000)
(Increase) / Decrease in Working Capital (1)		20,651	37,109	41,423	48,910	46,651	25,935	33,712
Free Cash Flow (2)		¥101,781	¥181,606	¥300,533	¥385,352	¥401,343	¥399,515	¥454,382

Enterprise Value Range	Low	High
Terminal Growth Rate	5.00%	5.00%
Weighted Average Cost of Capital	18.25%	15.25%
Concluded Enterprise Value	¥2,090,900	¥2,727,700
Implied Per ADS Range (USD)	$5.99	$7.13

Implied Valuation Multiples			
EV / LTM EBITDA	¥168,885	12.4x	16.2x
EV / 2016 EBITDA	¥181,130	11.5x	15.1x
EV / 2017 EBITDA	¥244,497	8.6x	11.2x
EV / LTM EBIT	¥113,423	18.4x	24.0x
EV / 2016 EBIT	¥108,545	19.3x	25.1x
EV / 2017 EBIT	¥172,604	12.1x	15.8x
EV / LTM Revenue	¥9,250,787	0.23x	0.29x
EV / 2016 Revenue	¥9,924,569	0.21x	0.27x
EV / 2017 Revenue	¥10,946,816	0.19x	0.25x

(1) Working capital change in 2016 reflects normalized level.
(2) Prior to application of 10% dividend withholding tax, which is calculated based on levered cash flows and discounted separately at the cost of equity derived in the WACC calculation and included in the concluded enterprise value range.

Note: Balance sheet data as of December 31, 2015 and LTM data as of March 31, 2016. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses); EBITDA excludes public company costs.

CONFIDENTIAL 15 DUFF & PHELPS

16 CONFIDENTIAL Valuation Analysis Selected Public Companies / M&A Transactions Analysis Methodology Selected Public Companies Analysis • Duff & Phelps selected eight publicly traded companies in the business to consumer e - commerce industry that were deemed relevant to its analysis . • Duff & Phelps analyzed the financial performance of each of the publicly traded companies . Duff & Phelps then analyzed the selected public companies’ trading multiples, including enterprise value to LTM and projected revenue, EBITDA and EBIT . Selected M&A Transactions Analysis • Duff & Phelps selected precedent transactions within the business to consumer e - commerce industry that it determined to be relevant to its analysis . Duff & Phelps computed the LTM revenue and EBITDA for each of the target companies (where publicly disclosed) . Duff & Phelps then calculated the implied enterprise value to LTM revenue and enterprise value to LTM EBITDA multiples for each transaction . Duff & Phelps analyzed a number of factors in comparing the Company to the selected public companies and the targets in the selected M&A transactions, including historical and forecasted growth in revenue and profits, profit margins and other characteristics that we deemed relevant . Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that reflect the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the group . Duff & Phelps focused primarily on the U . S . - listed Chinese e - commerce companies in its multiple selection . None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction . Duff & Phelps does not have access to non - public information of any of the companies used for comparative purposes . Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company . Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations .

17 CONFIDENTIAL Valuation Analysis Selected Public Companies Analysis – Financial Metrics (1) The Company's historical financial performance metrics presented are adjusted to exclude non - recurring income (expenses ). LTM = Latest Twelve Months CAGR = Compounded Annual Growth Rate EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization Source: Bloomberg, Capital IQ, SEC filings, Company management Selected Public Companies Analysis ($ in millions, except per share data) COMPANY INFORMATION REVENUE GROWTH EBITDA GROWTH EBITDA MARGIN Company Name 3-YR CAGR LTM 2016 2017 2018 3-YR CAGR LTM 2016 2017 2018 3-YR AVG LTM 2016 2017 2018 US-Listed Chinese eCommerce Companies JD.com, Inc. 63.6% 54.0% 41.6% 32.9% 27.4% NM NM NM 112.5% 90.7% -1.5% -0.6% 1.1% 1.7% 2.6% Vipshop Holdings Limited 106.9 59.5 35.2 25.8 19.3 NM 106.1 31.4 32.7 19.1 5.1 6.5 6.4 6.7 6.7 Jumei International Holding Limited 71.8 88.9 31.5 24.9 36.6 39.2 -52.7 69.6 68.3 40.3 6.9 2.5 3.2 4.3 4.4 Group Median 71.8% 59.5% 35.2% 25.8% 27.4% 39.2% 26.7% 50.5% 68.3% 40.3% 5.1% 2.5% 3.2% 4.3% 4.4% Global eCommerce Companies YOOX Net-A-Porter Group S.p.A. 34.9% 76.0% NM 19.3% 19.1% 23.3% 21.6% NM 35.0% 35.8% 8.8% 6.7% 8.1% 9.2% 10.5% ASOS Plc 26.3 21.4 18.9 21.0 42.6 13.2 34.5 3.8 48.2 60.4 6.8 5.8 5.2 6.3 7.1 boohoo.com plc 42.7 39.7 33.3 31.2 23.0 66.0 28.6 18.1 31.2 24.8 9.5 8.5 9.7 9.7 9.9 Overstock.com Inc. 14.7 7.7 NA NA NA -26.4 -66.1 NA NA NA 1.9 0.5 NA NA NA MySale Group plc 28.1 3.4 5.3 4.2 NA NM NM NM NM NA -1.8 -0.8 -1.1 2.4 NA Group Median 28.1% 21.4% 18.9% 20.1% 23.0% 18.2% 25.1% 10.9% 35.0% 35.8% 6.8% 5.8% 6.6% 7.8% 9.9% Mean 48.6% 43.8% 27.6% 22.8% 28.0% 23.1% 12.0% 30.7% 54.6% 45.2% 4.5% 3.6% 4.7% 5.8% 6.9% Median 38.8% 46.8% 32.4% 24.9% 25.2% 23.3% 25.1% 24.8% 41.6% 38.1% 5.9% 4.1% 5.2% 6.3% 6.9% E-Commerce China Dangdang Inc. (1) 21.5% 9.6% 6.6% 10.3% 11.5% NM NM 29.8% 35.0% 38.7% 0.3% 1.8% 1.8% 2.2% 2.8%

18 CONFIDENTIAL Valuation Analysis Selected Public Companies Analysis – Valuation Multiples (1) A non - binding proposal to acquire the remaining stake in Jumei International Holding Limited with price of $7.00 per ADS was made on February 17, 2016 LTM = Latest Twelve Months Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non - Controlling Interest) – (Cash & Cash Equivalents ) – (Net Non - Operating Assets) EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization Source : Bloomberg, Capital IQ, SEC filings Selected Public Companies Analysis ($ in millions, except per share data) COMPANY INFORMATION ENTERPRISE VALUE AS A MULTIPLE OF Company Name Stock Price on 5/24/16 % of 52- Wk High Enterprise Value LTM EBITDA 2016 EBITDA 2017 EBITDA LTM EBIT 2016 EBIT 2017 EBIT LTM Revenue 2016 Revenue 2017 Revenue US-Listed Chinese eCommerce Companies JD.com, Inc. $23.79 62.7% $28,705 NM NM 32.1x NM NM NM 0.95x 0.73x 0.55x Vipshop Holdings Limited 10.88 40.9 6,178 14.3 11.7 8.8 17.9 14.5 10.5 0.93 0.75 0.59 Jumei International Holding Limited (1) 5.33 21.3 312 11.3 6.7 4.0 13.5 8.1 4.6 0.28 0.21 0.17 Group Median 12.8x 9.2x 8.8x 15.7x 11.3x 7.5x 0.93x 0.73x 0.55x Global eCommerce Companies YOOX Net-A-Porter Group S.p.A. $28.01 70.4% $3,751 54.3x 21.0x 15.5x NM 41.0x 28.4x 3.64x 1.70x 1.43x ASOS Plc 52.99 91.3 4,218 39.3 46.1 31.1 57.4 63.8 45.7 2.27 2.38 1.97 boohoo.com plc 0.75 100.0 761 31.3 30.3 23.1 34.6 35.4 28.4 2.66 2.95 2.25 Overstock.com Inc. 16.99 73.1 329 41.0 NA NA NM NA NA 0.20 NA NA MySale Group plc 0.99 98.6 128 NM NM 29.3 NM NA NA 0.74 0.73 0.70 Group Median 40.2x 30.3x 26.2x 46.0x 41.0x 28.4x 2.27x 2.04x 1.70x Mean 31.9x 23.1x 20.5x 30.8x 32.6x 23.5x 1.46x 1.35x 1.09x Median 35.3x 21.0x 23.1x 26.2x 35.4x 28.4x 0.94x 0.75x 0.70x MARKET DATA

Valuation Analysis

Selected M&A Transactions Analysis

Selected M&A Transactions Analysis

($ in millions)

Announced	Status	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV/ EBITDA	EV/ Revenue
2/17/2016	Pending	Jumei International Holding Limited (NYSE:JMEI)	Operates as an online retailer of beauty products in China	Mr. Leo Ou Chen; Mr. Yusen Dai; Sequoia Capital China	$580.7	$1,125.4	$26.6	2.4%	21.8x	0.52x
11/26/2015	Closed	Kenko.com Inc.	Engages in the provision of health related products using e-commerce in Japan	Rakuten, Inc. (TSE:4755)	$56.7	$205.2	($0.6)	(0.3%)	NM	0.28x
11/4/2015	Closed	Bsdinska Byggvaror AB	Offers online retail of building products such as conservatories, wardrobes, greenhouses, doors, windows, and storage solutions	Byggmax Group AB (publ) (OM:BMAX)	$98.5	$79.9	$6.1	7.7%	16.1x	1.23x
8/16/2015	Closed	zulily, llc	Operates as an online retailer in the United States, Canada, Australia, the United Kingdom, and internationally	QVC, Inc.	$2,162.6	$1,281.4	$28.2	2.2%	76.7x	1.69x
7/21/2015	Pending	Mecox Lane Limited	Provides health, beauty, and lifestyle products in China	ChinaEquity Group Inc.; ChinaEquity USD Fortune Co., Ltd.; Orshangquan E-Commerce Co., Ltd.	$31.6	$47.9	$12.0	25.0%	2.6x	0.66x
6/18/2015	Closed	BIGDUG Limited	Operates as an online retailer of shelving, racking, and storage products	KAISER+KRAFT EUROPA GmbH	$39.5	$29.7	NA	NA	NA	1.33x
5/27/2015	Closed	Zhejiang Zhencheng Pharmaceutical Online Co., Ltd.	Distributes pharmaceutical products online	Zhejiang Conba Pharmaceutical Co.,Ltd. (SHSE:600572)	$141.9	$33.5	NA	NA	NA	4.23x
5/27/2015	Closed	Geeknet, Inc.	Operates as an online retailer for the global geek community in the United States	GameStop Corp. (NYSE:GME)	$102.7	$137.1	($8.2)	(6.0%)	NM	0.75x
5/27/2015	Closed	Orchard Brands Corporation	Operates as a multi-channel direct marketer of fashion, footwear, and accessories for adults, retirees, boomers, and seniors	Bluestem Brands, Inc.	$410.0	$1,020.0	$70.7	6.9%	5.8x	0.40x
5/6/2015	Closed	Blackcircles.com Ltd.	Operates as an online tire retailer	Compagnie Generale DES Etablissements Michelin SCA (ENXTPA:ML)	$76.3	$42.7	NA	NA	NA	1.79x
4/10/2015	Closed	www.nakedwines.com Limited	Operates as an online wine retailer in the United Kingdom	Majestic Wine plc (AIM:WINE)	$103.0	$108.3	($4.8)	(4.5%)	NM	0.95x
2/19/2015	Closed	MUSE & Co. Ltd.	Operates fashion sale site for women	Mixi, Inc. (TSE:2121)	$15.7	$6.7	NA	NA	NA	2.34x
7/30/2014	Closed	Provide Commerce, Inc.	Operates as an ecommerce retailer of gifts backed by customer service	FTD Companies, Inc. (NasdaqGS:FTD)	$422.4	$600.0	NA	NA	NA	0.70x
7/11/2014	Closed	Shoes.com, Inc.	Doing business as OnlineShoes.com, sells women's, men's, and kids' shoes online in the United States	Hardy Capital Partners	$140.0	$140.0	NA	NA	NA	1.00x
7/1/2014	Closed	Vitacost.com, Inc.	Operates as an online retailer of health and wellness products primarily in North America	The Kroger Co. (NYSE:KR)	$253.2	$396.8	($4.7)	(1.2%)	NM	0.64x
6/11/2014	Closed	Healthy Directions, LLC	Operates as a health publisher and direct-to-consumer retailer of doctor-formulated nutritional supplements and skincare products	Helen of Troy Limited (NasdaqGS:HELE)	$195.9	$145.0	NA	NA	NA	1.35x
2/26/2014	Closed	Coastal Contacts Inc.	Operates as an online direct-to-consumer retailer of vision care products and services in North America, Europe, and Australia	Essilor International SA (ENXTPA:EI)	$378.5	$192.7	($12.6)	(6.5%)	NM	1.96x
1/29/2014	Closed	Mecox Lane Limited	Provides health, beauty, and lifestyle products in China	Orshangquan E-Commerce Co., Ltd.	$47.2	$87.4	($24.1)	(27.6%)	NM	0.54x

Source: Capital IQ, company filings, press releases

CONFIDENTIAL

19

DUFF & PHELPS

20 CONFIDENTIAL Valuation Analysis Selected M&A Transactions Analysis (Continued) Source: Capital IQ, company filings, press releases Selected M&A Transactions Analysis ($ in millions) Announced Status Target Name Target Business Description Acquirer Name Enterprise Value LTM Revenue LTM EBITDA EBITDA Margin EV / EBITDA EV / Revenue 11/18/2013 Closed DEALGURU Holdings Pte Ltd Sells dining, beauty, travel, electronics, home, activity, fashion, luxury, and other products online Ensogo Limited (ASX:E88) $34.3 $7.0 NA NA NA 4.88x 7/31/2013 Closed Monoprice, Inc. Operates as an e-Commerce retailer of cables, components, and accessories for computer and consumer electronics Blucora, Inc. (NasdaqGS:BCOR) $180.0 $131.1 $14.7 11.2% 12.2x 1.37x 5/30/2013 Closed Addnature AB Offers online retail of bicycles and outdoor products internetstores GmbH $35.0 $27.4 NA NA NA 1.28x 3/4/2013 Closed Torpedo7 Limited Operates as an online retailer for outdoor gear The Warehouse Group Limited (NZSE:WHS) $43.0 $57.6 NA NA NA 0.75x 2/4/2013 Closed Stylife Corporation Operates a fashion e-Commerce Website in Japan Rakuten, Inc. (TSE:4755) $23.7 $67.1 $0.5 0.7% 51.3x 0.35x 1/30/2013 Closed Magaseek Corporation Sells women and men’s clothing through the Internet NTT DOCOMO, Inc. (TSE:9437) $13.5 $98.6 $0.8 0.8% 17.3x 0.14x 11/13/2012 Closed GoJane LLC An Internet retailer of women's shoes, tops, summer dresses, and accessories Aéropostale, Inc. (OTCPK:AROP.Q) $33.2 $19.0 NA NA NA 1.75x 9/25/2012 Closed Beijing RedBaby Information Technology Co., Ltd. Provides online retailing services for baby care and maternal products in China Suning Commerce Group Co., Ltd. (SZSE:002024) $66.0 $235.7 NA NA NA 0.28x 7/30/2012 Closed Dante International S.A. Provides online retail of consumer electronic products and electrical components MIH Allegro B.V. $114.3 $187.8 NA NA NA 0.61x 6/4/2012 Closed 1-800 CONTACTS, Inc. Retails lenses online for consumers in the United States Anthem, Inc. (NYSE:ANTM) $900.0 $400.0 NA NA NA 2.25x 2/27/2012 Closed bol.com b.v. Sells books, DVDs, music, computer games, toys, customer electronics, computers, and consumer software online Koninklijke Ahold N.V. (ENXTAM:AH) $469.1 $475.8 NA NA NA 0.99x Mean 25.5x 1.28x Median 16.7x 0.99x

Valuation Analysis
Selected Public Companies / M&A Transactions Analysis Summary

Selected Public Companies / M&A Transactions Analysis Summary

(RMB in thousands)

Enterprise Valuation Multiples						Valuation Summary				
Metric	Public Company Range (1)			Public Company Median (1)	Transaction Median	Selected Multiple Range	Company Performance	Enterprise Value Range		
EV / 2016 EBITDA	6.7x	-	11.7x	9.2x	NA	11.00x - 14.00x	¥ 181,130	¥ 1,992,429	-	¥ 2,535,819
						Concluded Enterprise Value Range		¥ 1,992,400	-	¥ 2,535,800
						Implied Per ADS Range (USD)		$5.81	-	$6.79
								Implied Multiples		
EV / LTM EBITDA	11.3x	-	14.3x	12.8x	16.7x		¥ 168,885	11.8x	-	15.0x
EV / 2017 EBITDA	4.0x	-	32.1x	8.8x	NA		¥ 244,497	8.1x	-	10.4x
EV / LTM EBIT	13.5x	-	17.9x	15.7x	NA		¥ 113,423	17.6x	-	22.4x
EV / 2016 EBIT	8.1x	-	14.5x	11.3x	NA		¥ 108,545	18.4x	-	23.4x
EV / 2017 EBIT	4.6x	-	10.5x	7.5x	NA		¥ 172,604	11.5x	-	14.7x
EV / LTM Revenue	0.28x	-	0.95x	0.93x	0.99x		¥ 9,250,787	0.22x	-	0.27x
EV / 2016 Revenue	0.21x	-	0.75x	0.73x	NA		¥ 9,924,569	0.20x	-	0.26x
EV / 2017 Revenue	0.17x	-	0.59x	0.55x	NA		¥ 10,946,816	0.18x	-	0.23x

(1) Reflects range and median of the US-Listed Chinese eCommerce group.
Note: Balance sheet data as of December 31, 2015 and LTM data as of March 31, 2016. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses); EBITDA excludes public company costs.

CONFIDENTIAL

21

DUFF & PHELPS

Assumptions, Qualifications, and Limiting Conditions Appendix 01

23 CONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions If issued, our Opinion letter will include assumptions, qualifications and limiting conditions similar to the following . This is not meant to be a complete list of the assumptions, qualifications and limiting conditions which will be included in our Opinion letter, if rendered . Assumptions and Reliance – In performing its analyses with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent : • Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtaine d f rom public sources or provided to it from private sources, including Company management, and did not independently verify such information (or a ssu me any responsibility or liability for independently verifying such information); • Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by their respective counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection wit h the Proposed Transaction have been duly, validly and timely taken; • Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnish ed to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnis hin g the same, and Duff & Phelps has relied upon such information in performing its analysis and expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or their underlying assumptions; • Assumed that the information relating to the Company and the Proposed Transaction supplied by the Company to Duff & Phelps, and the r epr esentations made by Company management regarding the Company and the Proposed Transaction, either orally or in writings are complete and accurate in all material respects, did not and does not omit to state a material fact in respect of the Company and the Proposed Transaction nec essary to make the information not misleading in light of the circumstances under which the information was provided; • Assumed that the representations and warranties made by all parties in the Merger Agreement and in the Management Representation Lett er are true and correct and that each party to the Merger Agreement will fully and timely perform all covenants, undertakings and obligations re quired to be performed by such party; • Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed; • Assumed that there has been no material change in the assets, liabilities, financial condition, cash flows, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information reviewed by Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading; • Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction wi ll be completed in a timely manner in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; • Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction wil l be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemp lat ed benefits expected to be derived in the Proposed Transaction; and • Assumed any adjustments to the Merger Consideration pursuant to the Merger Agreement will not be material to our analyses or the Opinion. To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon for any purpose . Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in the Opinion, including as to the reasonableness of such assumptions .

24 CONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions Qualifications – If issued, our Opinion will be qualified by the following: • Duff & Phelps has prepared the Opinion effective as of the date thereof . The Opinion is necessarily based upon the information made available to Duff & Phelps as of the date hereof and market , economic, financial and other conditions as they exist and can be evaluated as of the date thereof , and Duff & Phelps disclaims any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date thereof or (ii) update, revise or reaffirm the Opinion after the date thereof . • Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets, properties or liabilities (contingent or otherwise) of the Company nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter . Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject . • Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, reasonably be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction . • Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time) . The Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice . Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter . Duff & Phelps expressly disclaims any responsibility or liability in this regard . • In rendering the Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation . In addition, the Opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the holders of ADSs (other than ADSs representing the Excluded Shares ) .

25 CONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions Limiting Conditions – If issued, the use of our Opinion will be strictly limited and will state: • The Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ written consent . • The Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction ; (ii) does not address any transaction related to the Proposed Transaction ; (iii) is not a recommendation as to how the Special Committee, the Board of Directors, the Company, or any shareholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances ; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses . The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion is based . • The Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party . • The Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, DPS, the Company, and the Special Committee dated July 24 , 2015 and amended May 25 , 2016 (the “ Engagement Letter ”) . • The Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter .

Summary of Premiums Paid Appendix 02

27 CONFIDENTIAL Summary of Premiums Paid Note: Excludes negative premiums . Source: Capital IQ Premiums Paid Analysis - Going Private Transactions Transactions announced, closed, or effective from January 2012 to May 2016 Premium as a % of Number of Deals One-Day Prior to Announcement Date One-Week Prior to Announcement Date One-Month Prior to Announcement Date One-Day Prior as a % of 52-Week High Overall Mean 423 37.5 38.4 42.0 69.9 Overall Median 24.4 27.9 27.8 76.8 Chinese Companies Mean 91 36.4 36.6 38.7 65.3 Chinese Companies Median 23.4 27.6 25.6 68.1 US-Listed Chinese Companies Mean 81 36.5 37.0 41.3 65.7 US-Listed Chinese Companies Median 23.0 27.6 23.3 65.6 E-Commerce China Dangdang Inc. 25.5 6.9 (10.2) 58.4 Premiums Paid Analysis - Internet Retail Change of Control Transactions Transactions announced, closed, or effective from January 2012 to May 2016 Premium as a % of Number of Deals One-Day Prior to Announcement Date One-Week Prior to Announcement Date One-Month Prior to Announcement Date One-Day Prior as a % of 52-Week High Overall Industry Mean 39 24.3 32.5 28.3 26.3 Overall Industry Median 22.5 31.0 21.5 15.9 Chinese Companies Mean 6 20.8 32.9 27.1 49.6 Chinese Companies Median 19.9 32.1 18.7 54.3 E-Commerce China Dangdang Inc. 25.5 6.9 (10.2) 58.4